UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

KBS STRATEGIC OPPORTUNITY REIT, INC.

(Name of Registrant as Specified in its Charter)

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☒	No fee required.
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☐      Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Proxy Statement and

Notice of Annual Meeting of Stockholders

To Be Held July 8, 2013

Dear Stockholder:

On Monday, July 8, 2013, we will hold our 2013 annual meeting of stockholders at The Island Hotel, 690 Newport Center Drive, Newport Beach, California 92660. The meeting will begin at 9:00 a.m. Pacific daylight time. Directions to the meeting can be obtained by calling 1-877-721-8341.

We are holding this meeting to:

1.	Elect five directors to hold office for one-year terms expiring in 2014.

The Board of Directors recommends a vote FOR each nominee

2.	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2013.

The Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2013.

3.	Attend to such other business as may properly come before the meeting and any adjournment or postponement thereof.

The board of directors has selected April 10, 2013 as the record date for determining stockholders entitled to vote at the meeting.

The proxy statement, proxy card and our 2012 annual report to stockholders are being mailed to you on or about April 24, 2013.

Whether you plan to attend the annual meeting and vote in person or not, we urge you to have your vote recorded as early as possible. Stockholders have the following three options for submitting their votes by proxy: (1) via the Internet; (2) by telephone; or (3) by mail, using the enclosed proxy card.

YOUR VOTE IS VERY IMPORTANT! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL

MEETING OF STOCKHOLDERS TO BE HELD ON JULY 8, 2013:

Our proxy statement, form of proxy card and 2012 annual report to stockholders are also available at

http://www.proxyvote.com, and can be accessed by using the 12-digit control number and following the instructions located on the enclosed proxy card.

By Order of the Board of Directors

/s/ Peter McMillan III
Peter McMillan III Chairman

Newport Beach, California

April 24, 2013

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why did you send me this proxy statement?

A:	We sent you this proxy statement and the enclosed proxy card because the board of directors is soliciting your proxy to vote your shares at the 2013 annual stockholders meeting. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission (“SEC”) and is designed to assist you in voting.

Q:	What is a proxy?

A:	A proxy is a person who votes the shares of stock of another person who could not attend a meeting. The term “proxy” also refers to the proxy card or other method of appointing a proxy. When you submit your proxy, you are appointing Keith D. Hall., Peter McMillan III, David E. Snyder and Stacie K. Yamane, each of whom are our officers, as your proxies, and you are giving them permission to vote your shares of common stock at the annual meeting. The appointed proxies will vote your shares of common stock as you instruct, unless you submit your proxy without instructions. If you submit your proxy without instructions, they will vote (1) FOR all of the director nominees and (2) FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2013. With respect to any other proposals to be voted upon, they will vote in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in their discretion. It is important for you to return the proxy card to us (or submit your proxy via the Internet or by telephone) as soon as possible whether or not you plan on attending the annual meeting.

Q:	When is the annual meeting and where will it be held?

A:	The annual meeting will be held on Monday, July 8, 2013, at 9:00 a.m. Pacific daylight time at The Island Hotel, 690 Newport Center Drive, Newport Beach, California 92660.

Q:	Who is entitled to vote?

A:	Anyone who is a stockholder of record at the close of business on April 10, 2013, the record date, or holds a valid proxy for the annual meeting, is entitled to vote at the annual meeting. In order to be admitted to the annual meeting, you must present proof of ownership of our stock on the record date. Such proof can consist of: a brokerage statement or letter from a broker indicating ownership on April 10, 2013; a proxy card; a voting instruction form; or a legal proxy provided by your broker or nominee. Any holder of a proxy from a stockholder must present the proxy card, properly executed, and a copy of the proof of ownership.

Note that our advisor, KBS Capital Advisors LLC, which owned 20,000 shares of our common stock as of the record date, has agreed to abstain from voting any shares it owns in any vote: (i) for the election of directors or (ii) regarding the approval or termination of any contract or transaction with our advisor or any of its affiliates. Additionally, Willowbrook Capital Group LLC, which owned 287,441 shares of our common stock as of the record date and is directly owned and controlled by Peter McMillan III and Keith D. Hall, two of our executive officers and two of our directors, has also agreed to abstain from voting any shares in any vote: (i) for the election of directors or (ii) regarding the approval or termination of any contract or transaction with our advisor or any of its affiliates.

Q:	Will my vote make a difference?

A:	Yes. Your vote could affect the proposals described in this proxy statement. Moreover, your vote is needed to ensure that the proposals described herein can be acted upon. Because we are a widely held company, YOUR VOTE IS VERY IMPORTANT! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

Q:	How many shares of common stock are outstanding?

A:	As of April 10, 2013, there were 58,361,565 shares of our common stock outstanding and entitled to be cast at the annual meeting. However, as stated above, KBS Capital Advisors LLC and Willowbrook Capital Group LLC have agreed to abstain from voting any of the respective shares owned by each entity in any vote: (i) for the election of directors or (ii) regarding the approval or termination of any contract or transaction with our advisor or any of its affiliates.

Q:	What constitutes a quorum?

A:	A quorum consists of the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the annual meeting. There must be a quorum present in order for the annual meeting to be a duly held meeting at which business can be conducted. If you submit your proxy, even if you abstain from voting, then you will at least be considered part of the quorum.

Q:	How many votes do I have?

A:	You are entitled to one vote for each share of common stock you held as of the record date.

Q:	What may I vote on?

A:	You may vote on:

(1)	the election of the nominees to serve on the board of directors;
(2)	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2013; and
(3)	such other business as may properly come before the annual meeting and any adjournment or postponement thereof.

Q:	How does the board of directors recommend I vote on the proposals?

A:	The board of directors recommends that you vote:

(1)	FOR each of the nominees for election as director who are named in this proxy statement; and
(2)	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2013.

Q:	How can I vote?

A:	Stockholders can vote in person at the annual meeting, as described above under “Who is entitled to vote?”, or by proxy. Stockholders have the following three options for submitting their votes by proxy:

—	by mail, by completing, signing, dating and returning the enclosed proxy card;
—	via the Internet, by accessing the website and following the instructions indicated on the enclosed proxy card; or
—	by telephone, by calling the telephone number and following the instructions indicated on the enclosed proxy card.

For those stockholders with Internet access, we encourage you to vote via the Internet, since it is quick, convenient and provides a cost savings to us. When you vote via the Internet or by telephone prior to the meeting date, your vote is recorded immediately and there is no risk that postal delays will cause your vote to arrive late and, therefore, not be counted. For further instructions on voting, see the enclosed proxy card. Voting via the Internet is permitted under Section 2-507(c)(3) of the Maryland General Corporation Law.

If you elect to attend the annual meeting, you can submit your vote in person as described above under “Who is entitled to vote?”, and any previous votes that you submitted, whether by Internet, telephone or mail, will be superseded.

Q:	What if I submit my proxy and then change my mind?

A:	You have the right to revoke your proxy at any time before the annual meeting by:

(1)	notifying David E. Snyder, our Secretary;
(2)	attending the meeting and voting in person as described above under “Who is entitled to vote?”;
(3)	returning another proxy card dated after your first proxy card, if we receive it before the annual meeting date; or
(4)	recasting your proxy vote via the Internet or by telephone.

Only the most recent proxy vote will be counted and all others will be discarded regardless of the method of voting.

Q:	What are the voting requirements to elect the board of directors?

A:	With regard to the election of directors, you may vote “FOR ALL” of the nominees, you may withhold your vote for all of the nominees by voting “WITHHOLD ALL”, or you may vote for all of the nominees except for certain nominees by voting “FOR ALL EXCEPT” and listing the corresponding number of the nominee(s) for whom you want your vote withheld in the space provided on the proxy card. Under our charter, a majority of the shares present in person or by proxy at an annual meeting at which a quorum is present is required for the election of the directors. This means that, of the shares present in person or by proxy at an annual meeting, a director nominee needs to receive affirmative votes from a majority of such shares in order to be elected to the board of directors. Because of this majority vote requirement, “withhold” votes and broker non-votes (discussed below) will have the effect of a vote against each nominee for director. If an incumbent director nominee fails to receive the required number of votes for reelection, then under Maryland law, he or she will continue to serve as a “holdover” director until his or her successor is duly elected and qualified. If you submit a proxy card with no further instructions, your shares will be voted in accordance with the recommendation of the board of directors.

Q:	What are the voting requirements for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2013?

A:	With regard to the proposal relating to the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2013, you may vote “FOR” or “AGAINST” the proposal, or you may “ABSTAIN” from voting on the proposal. Under our bylaws, a majority of the votes cast at an annual meeting at which a quorum is present is required for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2013. Abstentions and broker non-votes will not count as votes actually cast with respect to determining if a majority vote is obtained under our bylaws and will have no effect on the determination of this proposal. If you submit a proxy card with no further instructions, your shares will be voted in accordance with the recommendation of the board of directors.

Q:	What is a “broker non-vote”?

A:	A “broker non-vote” occurs when a broker holding stock on behalf of a beneficial owner submits a proxy but does not vote on a non-routine proposal because the broker does not have discretionary power with respect to that item and has not received instructions from the beneficial owner. Brokers may not exercise discretionary voting in uncontested director elections at stockholder meetings and are prohibited from giving a proxy to vote with respect to an election of directors without receiving voting instructions from a beneficial owner. Beneficial owners of shares held in broker accounts are advised that, if they do not timely provide instructions to their broker, their shares will not be voted in connection with the election of directors at the annual meeting.

Please see above for the effect of a broker non-vote on the two proposals presented on your proxy.

Q:	How will voting on any other business be conducted?

A:	Although we do not know of any business to be considered at the annual meeting other than the election of directors and the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2013, if any other business is properly presented at the annual meeting, your submitted proxy gives authority to Keith D. Hall., Peter McMillan III, David E. Snyder and Stacie K. Yamane, and each of them, to vote on such matters in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in their discretion.

Q:	When are the stockholder proposals for the next annual meeting of stockholders due?

A:	Stockholders interested in nominating a person as a director or presenting any other business for consideration at the 2014 annual meeting of stockholders may do so by following the procedures prescribed in Section 2.12 of our Bylaws and in the SEC’s Rule 14a-8. To be eligible for presentation to and action by the stockholders at the 2014 annual meeting, director nominations and other stockholder proposals must be received by David E. Snyder, our Secretary, no later than January 24, 2014. To also be eligible for inclusion in our proxy statement for the 2014 annual meeting, director nominations and other stockholder proposals must be received by Mr. Snyder by December 25, 2013.

Q:	How are proxies being solicited?

A:	In addition to mailing proxy solicitation material, our directors and employees of our advisor or its affiliates may also solicit proxies in person, via the Internet, by telephone or by any other electronic means of communication we deem appropriate. Additionally, we have retained Broadridge Financial Solutions, Inc. (“Broadridge”), a proxy solicitation firm, to assist us in the proxy solicitation process. If you need any assistance, or have any questions regarding the proposals or how to cast your vote, you may contact Broadridge at 1-877-721-8341.

We will pay all of the costs of soliciting these proxies, including the cost of Broadridge’s services, which costs we anticipate will not exceed $7,500. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders.

Q:	Where can I find more information?

A:	We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC on the web site maintained by the SEC at http://www.sec.gov. Our SEC filings are also available to the public at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, DC 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities.

CERTAIN INFORMATION ABOUT MANAGEMENT

The Board of Directors

We operate under the direction of the board of directors. The board of directors oversees our operations and makes all major decisions concerning our business. During 2012, the board of directors held seven meetings, participated in two joint meetings with the conflicts committee, acted by written consent on four occasions and acted by joint written consent with the conflicts committee on three occasions. For biographical information regarding our directors, see “ – Executive Officers and Directors.”

There are two committees of the board of directors: the audit committee and the conflicts committee. Information regarding each of these committees is set forth below.

Board Leadership Structure

The board of directors is composed of two of our sponsors, Keith D. Hall and Peter McMillan III, and three independent directors. The board composition and the corporate governance provisions in our charter ensure strong oversight by independent directors. The board of directors’ two committees, the audit committee and the conflicts committee, are composed entirely of independent directors. Since our inception in 2008, we have operated under a board leadership structure with separate roles for our Chairman of the Board and our Chief Executive Officer. Our board of directors is led by Mr. McMillan, who has served as Chairman of the Board since 2008. Mr. McMillan, as the Chairman of the Board, is responsible for presiding over the meetings of the board of directors and the annual meetings of stockholders, generally setting the agendas for board meetings (subject to the requests of other directors) and providing information to the other directors in advance of meetings and between meetings. Mr. Hall, as our Chief Executive Officer, is responsible for the general management of the business, financial affairs and day-to-day operations of our company. We believe it is beneficial to have a Chairman of the Board whose focus is to lead the board and facilitate communication among directors and management. We believe this structure, of not combining the roles of the Chairman of the Board and the Chief Executive Officer, is the best governance model for our company and our stockholders. We do not currently have a policy requiring the appointment of a lead independent director as all of our independent directors are actively involved in board meetings.

The Role of the Board of Directors in our Risk Oversight Process

Our executive officers and our advisor are responsible for the day-to-day management of risks faced by the company, while the board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. No less than quarterly, the entire board of directors reviews information regarding the company’s liquidity, credit, operations, regulatory compliance and compliance with covenants in our material agreements, as well as the risks associated with each. In addition, each year the board of directors reviews significant variances between our current portfolio business plan and our original underwriting analysis and each quarter the directors review significant variances between our current results and our projections from the prior quarter, review all significant changes to our projections for future periods and discuss risks related to our portfolio. The audit committee oversees risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements. The conflicts committee manages risks associated with the independence of the board of directors and potential conflicts of interest involving our advisor and its affiliates. Although each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board of directors is regularly informed through committee reports about such risks as well as through regular reports directly from the executive officers responsible for oversight of particular risks within the company.

Director Independence

Although our shares are not listed for trading on any national securities exchange, a majority of the directors, and all of the members of the audit committee and the conflicts committee, are “independent” as defined by the New York Stock Exchange. The New York Stock Exchange standards provide that to qualify as an independent director, in addition to satisfying certain bright-line criteria, the board of directors must affirmatively determine that a director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). The board of directors determined that Michael L. Meyer, William

M. Petak and Eric J. Smith each satisfies the bright-line criteria and that none has a relationship with us that would interfere with such person’s ability to exercise independent judgment as a member of the board of directors. None of these directors has ever served as (or is related to) an employee of ours or any of our predecessors or acquired companies or received or earned any compensation from us or any such other entities except for compensation directly related to service as a director of us. Therefore, we believe that all of these directors are independent directors.

The Audit Committee

General

The audit committee’s function is to assist the board of directors in fulfilling its responsibilities by overseeing (i) our accounting and financial reporting processes, (ii) the integrity of our financial statements, (iii) our compliance with legal and regulatory requirements, (iv) our independent auditors’ qualifications, performance and independence, and (v) the performance of our internal audit function. The audit committee fulfills these responsibilities primarily by carrying out the activities enumerated in the audit committee charter. The audit committee approved the audit committee charter in August 2010. The audit committee charter is available on our web site at www.kbsstrategicopportunityreit.com.

The members of the audit committee are Michael L. Meyer (Chairman), William M. Petak and Eric J. Smith. All of the members of the audit committee are “independent” as defined by the New York Stock Exchange. All members of the audit committee have significant financial and/or accounting experience, and the board of directors has determined that Mr. Meyer satisfies the SEC’s requirements for an “audit committee financial expert.” During 2012, the audit committee held five meetings.

Independent Registered Public Accounting Firm

During the year ended December 31, 2012, Ernst & Young LLP served as our independent registered public accounting firm and provided certain tax and other services. Ernst & Young has served as our independent registered public accounting firm since our formation. We expect that Ernst & Young representatives will be present at the annual meeting and they will have the opportunity to make a statement if they desire to do so. In addition, we expect that the Ernst & Young representatives will be available to respond to appropriate questions posed by stockholders. The audit committee has engaged Ernst & Young as our independent auditors to audit our financial statements for the year ending December 31, 2013. The audit committee may, however, select new auditors at any time in the future in its discretion if it deems such decision to be in our best interests. Any such decision would be disclosed to the stockholders in accordance with applicable securities laws.

Pre-Approval Policies

In order to ensure that the provision of such services does not impair the auditors’ independence, the audit committee charter imposes a duty on the audit committee to pre-approve all auditing services performed for us by our independent auditors, as well as all permitted non-audit services. In determining whether or not to pre-approve services, the audit committee considers whether the service is a permissible service under the rules and regulations promulgated by the SEC. The audit committee may, in its discretion, delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by our independent auditors, provided any such approval is presented to and approved by the full audit committee at its next scheduled meeting.

All services rendered by Ernst & Young for the years ended December 31, 2012 and 2011 were pre-approved in accordance with the policies and procedures described above.

Principal Independent Registered Public Accounting Firm Fees

The audit committee reviewed the audit and non-audit services performed by Ernst & Young, as well as the fees charged by Ernst & Young for such services. In its review of the non-audit service fees, the audit committee considered whether the provision of such services is compatible with maintaining the independence of Ernst & Young. The aggregate fees billed to us for professional accounting services, including the audit of our annual financial statements by Ernst & Young for the years ended December 31, 2012 and 2011, are set forth in the table below.

	2012	2011
Audit fees	$390,000	$318,000
Audit-related fees	132,000	52,000
Tax fees	151,214	43,610
All other fees	399	399

Total	$673,613	$414,009

For purposes of the preceding table, Ernst & Young’s professional fees are classified as follows:

—

Audit fees – These are fees for professional services performed for the audit of our annual financial statements and the required review of quarterly financial statements and other procedures performed by Ernst & Young in order for them to be able to form an opinion on our consolidated financial statements. These fees also cover services that are normally provided by independent auditors in connection with statutory and regulatory filings or engagements.

—

Audit-related fees – These are fees for assurance and related services that traditionally are performed by independent auditors that are reasonably related to the performance of the audit or review of the financial statements, such as due diligence related to acquisitions and dispositions, attestation services that are not required by statute or regulation, internal control reviews and consultation concerning financial accounting and reporting standards.

—

Tax fees – These are fees for all professional services performed by professional staff in our independent auditor’s tax division, except those services related to the audit of our financial statements. These include fees for tax compliance, tax planning and tax advice, including federal, state and local issues. Services may also include assistance with tax audits and appeals before the IRS and similar state and local agencies, as well as federal, state and local tax issues related to due diligence.

—	All other fees – These are fees for any services not included in the above-described categories.

Report of the Audit Committee

The function of the audit committee is oversight of the financial reporting process on behalf of the board of directors. Management has responsibility for the financial reporting process, including the system of internal control over financial reporting, and for the preparation, presentation and integrity of our financial statements. In addition, the independent auditors devote more time and have access to more information than does the audit committee. Membership on the audit committee does not call for the professional training and technical skills generally associated with career professionals in the field of accounting and auditing. Accordingly, in fulfilling their responsibilities, it is recognized that members of the audit committee are not, and do not represent themselves to be, performing the functions of auditors or accountants.

In this context, the audit committee reviewed and discussed the 2012 audited financial statements with management, including a discussion of the quality and acceptability of our financial reporting, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The audit committee discussed with Ernst & Young, which is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, the matters required to be discussed under the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The audit committee received from Ernst & Young the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the audit committee concerning independence, and discussed with Ernst & Young their independence from us. In addition, the audit committee considered whether Ernst & Young’s provision of non-audit services is compatible with Ernst & Young’s independence.

Based on these reviews and discussions, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC.

April 9, 2013	The Audit Committee of the Board of Directors:
Michael L. Meyer (Chairman), William M. Petak, and Eric J. Smith

The Conflicts Committee

General

The members of the conflicts committee are Eric J. Smith (Chairman), Michael L. Meyer and William M. Petak all of whom are independent directors. Our charter empowers the conflicts committee to act on any matter permitted under Maryland law if the matter at issue is such that the exercise of independent judgment by directors who are affiliates of our advisor could reasonably be compromised. Among the duties of the conflicts committee are the following:

—	reviewing and reporting on our policies (see “ – Report of the Conflicts Committee – Review of Our Policies” below);
—	approving transactions with affiliates and reporting on their fairness to us (see “ – Report of the Conflicts Committee – Certain Transactions with Related Persons” below);
—	supervising and evaluating the performance and compensation of our advisor;
—	reviewing our expenses and determining that they are reasonable and within the limits prescribed by our charter;
—	approving borrowings in excess of the total liabilities limit set forth in our charter; and
—	discharging the board of directors’ responsibilities relating to compensation.

The primary responsibilities of the conflicts committee are enumerated in our charter. The conflicts committee does not have a separate committee charter. During 2012, the conflicts committee held eight meetings, participated in two joint meetings with the board of directors, acted by written consent on four occasions and acted by joint written consent with the board of directors on three occasions.

Oversight of Executive Compensation

As noted above, the conflicts committee discharges the board of directors’ responsibilities relating to the compensation of our executives. However, we currently do not have any paid employees and our executive officers do not receive any compensation directly from us. Our executive officers are officers and/or employees of, or hold an indirect ownership interest in, our advisor, and/or its affiliates, and our executive officers are compensated by these entities, in part, for their services to us or our subsidiaries. See “– Report of the Conflicts Committee – Certain Transactions with Related Persons” for a discussion of the fees paid to our advisor and its affiliates.

Report of the Conflicts Committee

Review of Our Policies

The conflicts committee has reviewed our policies and determined that they are in the best interest of our stockholders. Set forth below is a discussion of the basis for that determination.

Offering Policy. We ceased offering shares of common stock in our primary offering of 100,000,000 shares on November 20, 2012 because we believe we have raised sufficient funds to acquire a diverse portfolio of income-producing properties and real estate-related assets to meet our stated investment objectives and terminating the primary offering was in the best interest of our stockholders. We continue to offer shares of common stock under our dividend reinvestment plan and may do so until we have sold all 40,000,000 shares available for sale. We expect to use substantially all of the net proceeds from the sale of shares under our dividend reinvestment plan for general corporate purposes, including, but not limited to, the redemption of shares under our share redemption program; reserves required by any financings of our investments; future funding obligations under any real estate loans receivable we acquire; the acquisition or origination of assets, which would include payment of acquisition and origination fees to our advisor; the repayment of debt; and other cash uses related to our investments, such as purchasing a loan senior to ours to protect our junior position in the event of a default by the borrower on the senior loan, making protective advances to preserve collateral securing a loan, or making capital and tenant improvements or paying leasing costs and commissions related to real property. For the year ended December 31, 2012, the costs of raising capital in our primary offering and our dividend reinvestment plan represented 9.7% of the capital raised.

Acquisition and Investment Policies. We expect to use substantially all of the remaining proceeds from our initial public offering to invest in and manage a diverse portfolio of real estate-related loans, opportunistic real estate, real estate-related debt securities and other real estate-related investments. We plan to diversify our portfolio by investment type, investment size and investment risk with the goal of attaining a portfolio of income-producing assets that provide attractive and stable returns to our investors. We will focus our investment activities on real estate-related loans, opportunistic real estate, real estate-related debt securities and other real estate-related investments. We expect that our real estate-related debt investments, in particular investments in distressed debt, will, in certain circumstances, result in us owning real property as a result of loan workouts, foreclosure or similar circumstances. After we have invested substantially all of the proceeds from our ongoing initial public offering, we expect approximately 40% of our portfolio will consist of direct investments in opportunistic real estate, excluding real property that we take title to (i) as part of a portfolio of debt investments, (ii) through a loan workout, foreclosure or similar circumstances or (iii) through convertible debt investments, although the percentage could be higher or lower. Although the foregoing represents our present investment focus and targets, we may adjust any of the foregoing based on real estate market conditions and investment opportunities. Affiliates of our advisor have extensive expertise with these types of real estate investments.

Borrowing Policies. We will fund our investments with the remaining proceeds from our initial public offering and expect to finance a portion of our investments with debt. We will use debt financing in various forms in an effort to increase the size of our portfolio and potential returns to our stockholders. We intend to focus our investment activities on obtaining a diverse portfolio of real estate-related loans, real estate-related debt securities and other real estate-related investments. Careful use of debt will help us to achieve our diversification goals because we will have more funds available for investment. We expect that once we have fully invested the proceeds from our initial public offering, our debt financing will be 50% or less of the cost of our investments. There is no limitation on the amount we may borrow for any single investment. Our charter limits our leverage to 75% of the cost of our tangible assets; however, we may exceed that limit if a majority of the conflicts committee approves each borrowing in excess of our charter limitation and we disclose such borrowing to our common stockholders in our next quarterly report with an explanation from the conflicts committee of the justification for the excess borrowing. As of February 28, 2013, we had $73.0 million in outstanding debt.

Disposition Policies. The period that we will hold our investments in real estate-related loans, opportunistic real estate, real estate-related debt securities and other real estate-related investments will vary depending on the type of asset, interest rates and other factors. Our advisor will develop a well-defined exit strategy for each investment we make. KBS Capital Advisors will continually perform a hold-sell analysis on each asset in order to determine the optimal time to hold the asset and generate a strong return for you. Economic and market conditions may influence us to hold our investments for different periods of time. We may sell an asset before the end of the expected holding period if we believe that market conditions have maximized its value to us or the sale of the asset would otherwise be in the best interests of our stockholders.

Policy Regarding Working Capital Reserves. We establish an annual budget for capital requirements and working capital reserves each year that we update periodically during the year. We may set aside proceeds from our primary public offering for working capital purposes. We may also use proceeds from our dividend reinvestment plan, debt proceeds and our cash flow from operations to meet our needs for working capital and to build a moderate level of cash reserves.

Policies Regarding Operating Expenses. For the four consecutive quarters ended December 31, 2012, based on the definitions of total operating expenses, net income and average invested assets in our charter, our total operating expenses were approximately $4.9 million, we had a net loss of approximately $0.6 million and our average invested assets were approximately $229.4 million. For the four consecutive quarters ended December 31, 2012, our total operating expenses represented approximately 2.1% of average invested assets. Under our charter, we are required to limit our total operating expenses to the greater of 2% of our average invested assets or 25% of our net income for the four most recently completed fiscal quarters, as these terms are defined in our charter, unless the conflicts committee has determined that such excess expenses were justified based on unusual and non-recurring factors. The conflicts committee determined that the relationship of our operating expenses to our average invested assets was justified for these periods given the costs of operating a public company and the early stage of our development.

Liquidation or Listing Policy. If we do not list our shares of common stock on a national securities exchange by July 31, 2019, our charter requires that we seek stockholder approval of the liquidation of the company, unless a majority of the conflicts committee determines that liquidation is not then in the best interests of our stockholders. If a majority of the conflicts committee does determine that liquidation is not then in the best interests of our stockholders, our charter requires that the conflicts committee revisit the issue of liquidation at least annually. Further postponement of listing or stockholder action regarding liquidation would only be permitted if a majority of the conflicts committee again determined that liquidation would not be in the best interest of our stockholders. If we sought and failed to obtain stockholder approval of our liquidation, our charter would not require us to list or liquidate and would not require the conflicts committee to revisit the issue of liquidation, and we could continue to operate as before. If we sought and obtained stockholder approval of our liquidation, we would begin an orderly sale of our assets. We believe it is in the best interest of our stockholders not to list our shares of common stock on a national stock exchange at this time. In light of current conditions in the capital markets, we believe that listing our shares for trading on a national stock exchange at this time is not likely to enhance value for our stockholders. In addition, we currently believe it is more cost effective to remain unlisted and utilize KBS Capital Advisors as our external advisor at the present time than it would be to internalize all the resources necessary to operate a listed company. Finally, our shares are offered as a long-term investment. We believe that the ability to provide our stockholders with liquidity in the near-term is outweighed by the long-term benefits of allowing the portfolio to mature. In making the decision of whether to apply for listing of our shares, our directors will try to determine whether listing our shares or liquidating our assets will result in greater value for stockholders.

Our Policy Regarding Transactions with Related Persons

Our charter requires the conflicts committee to review and approve all transactions between us and our advisor, any of our officers or directors or any of their affiliates. Prior to entering into a transaction with a related party, a majority of the conflicts committee must conclude that the transaction is fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties. In addition, our Code of Conduct and Ethics lists examples of types of transactions with related parties that would create prohibited conflicts of interest and requires our officers and directors to be conscientious of actual and potential conflicts of interest with respect to our interests and to seek to avoid such conflicts or handle such conflicts in an ethical manner at all times consistent with applicable law. Our executive officers and directors are required to report potential and actual conflicts to the Compliance Officer, currently our Chief Financial Officer, via the Ethics Hotline, to an internal audit representative or directly to the audit committee chair, as appropriate.

Certain Transactions with Related Persons

The conflicts committee has reviewed the material transactions between our affiliates and us since the beginning of 2012 as well as any such currently proposed transactions. Set forth below is a description of such transactions and the committee’s report on their fairness.

As described further below, we have entered into agreements with certain affiliates pursuant to which they provide services to us. Peter M. Bren, Keith D. Hall, Peter McMillan III and Charles J. Schreiber, Jr. control and indirectly own KBS Capital Advisors LLC, our advisor, and KBS Capital Markets Group LLC, the dealer manager for our public offering. We refer to these individuals as our sponsors. Messrs. Hall and McMillan are also some of our executive officers and directors. All four of our sponsors actively participate in the management and operations of our advisor. Our advisor has three managers: an entity owned and controlled by Mr. Bren; an entity owned and controlled by Messrs. Hall and McMillan; and an entity owned and controlled by Mr. Schreiber.

Our Relationship with KBS Capital Advisors. Since our inception, our advisor has provided day-to-day management of our business. Among the services provided by our advisor under the terms of the advisory agreement are the following:

—	finding, presenting and recommending investment opportunities to us consistent with our investment policies and objectives;
—	making investment decisions for us, subject to the limitations in our charter and the direction and oversight of our board of directors;
—	acquiring investments on our behalf;
—	sourcing and structuring our loan originations;
—	arranging for financing and refinancing of our investments;
—

formulating and overseeing the implementation of strategies for the administration, promotion, management, operation, financing and refinancing, marketing, servicing and disposition of our investments;

—	engaging and supervising our agents;
—	performing administrative services and maintaining our accounting; and
—	assisting us with our regulatory compliance.

Our advisor is subject to the supervision of the board of directors and only has such authority as we may delegate to it as our agent. The advisory agreement has a one-year term expiring October 8, 2013 subject to an unlimited number of successive one-year renewals upon the mutual consent of the parties. From January 1, 2012 through the most recent date practicable, which was February 28, 2013, we compensated our advisor as set forth below.

Our advisor or its affiliates have paid some of our organization and offering costs (other than selling commissions and dealer manager fees) incurred in connection with our initial public offering, including our legal, accounting, printing, mailing and filing fees. We reimbursed and will reimburse our advisor for organization and offering costs up to an amount that, when combined with selling commissions, dealer manager fees and all other amounts we spent on organization and offering expenses, does not exceed 15% of the gross proceeds of our primary offering and the offering under our dividend reinvestment plan as of the date of reimbursement. At the termination of the primary offering and at the termination of the offering under the dividend reinvestment plan, our advisor agreed to reimburse us to the extent that selling commissions, dealer manager fees and other organization and offering expenses incurred by us exceed 15% of the gross offering proceeds of the respective offering. From January 1, 2012 through February 28, 2013, our advisor incurred approximately $1.8 million of organization and offering expenses on our behalf, all of which we had reimbursed to our advisor as of February 28, 2013.

We incur acquisition and origination fees payable to our advisor equal to 1.0% of the cost of investments acquired by us, or the amount funded by us to acquire or originate loans, including acquisition and origination expenses and any debt attributable to such investments. Acquisition and origination fees relate to services provided in connection with the selection and acquisition or origination of real estate and real estate-related investments. Acquisition and origination fees from January 1, 2012 through February 28, 2013 totaled approximately $3.0 million, all of which had been paid as of February 28, 2013.

In addition to acquisition and origination fees, we reimburse our advisor for customary acquisition and origination expenses, whether or not we ultimately acquire the asset. From January 1, 2012 through February 28, 2013, our advisor and its affiliates did not incur any such costs on our behalf.

For asset management services, we pay our advisor a monthly fee. The asset management fee with respect to an investment in a loan (and investments other than real property) is calculated, each month, as one-twelfth of 0.75% of the lesser of (i) the amount actually paid or allocated to acquire or fund the loan (or other investment), inclusive of fees and expenses related thereto and the amount of any debt associated with or used to acquire or fund such investment and (ii) the outstanding principal amount of such loan (or other investment), plus the fees and expenses related to the acquisition or funding of such investment, as of the time of calculation. With respect to investments in real property, the asset management fee is a monthly fee equal to one-twelfth of 0.75% of the sum of the amount paid or allocated to acquire the investment. This amount includes fees and expenses related thereto and the amount of any debt associated with or used to acquire such investment. From January 1, 2012 through

February 28, 2013, our asset management fees totaled $2.2 million, all of which had been paid as of February 28, 2013.

Under the advisory agreement our advisor and its affiliates have the right to seek reimbursement from us for all costs and expenses they incur in connection with their provision of services to us, including our allocable share of our advisor’s overhead, such as rent, employee costs, utilities and information technology costs. Our advisor may seek reimbursement for employee costs under the advisory agreement. Commencing July 1, 2010, we have reimbursed our advisor for our allocable portion of the salaries, benefits and overhead of internal audit department personnel providing services to us. In the future, our advisor may seek reimbursement for additional employee costs. However. we will not reimburse our advisor or its affiliates for employee costs in connection with services for which KBS Capital Advisors earns acquisition, origination or disposition fees (other than reimbursement of travel and communication expenses) or for the salaries and benefits our advisor or its affiliates may pay to our executive officers. From January 1, 2012 through February 28, 2013, we reimbursed our advisor for $0.1 million of operating expenses, including $0.1 million of employee costs.

For substantial assistance in connection with the sale of properties or other investments, we pay our advisor or its affiliates 1.0% of the contract sales price of each loan, debt-related security, real property or other investment sold (including residential or commercial mortgage-backed securities or collateralized debt obligations issued by a subsidiary of ours as part of a securitization transaction); provided, however, that if in connection with such disposition commissions are paid to third parties unaffiliated with our advisor, the fee paid to our advisor and its affiliates may not exceed the commissions paid to such unaffiliated third parties, and provided further that the disposition fees paid to our advisor, its affiliates and unaffiliated third parties may not exceed 6.0% of the contract sales price. From January 1, 2012 through February 28, 2013, we incurred $0.1 million of disposition fees, all of which had been paid as of February 28, 2013.

The conflicts committee considers our relationship with our advisor during 2012 to be fair. The conflicts committee believes that the amounts payable to our advisor under the advisory agreement are similar to those paid by other publicly offered, unlisted, externally advised REITs and that this compensation is necessary in order for our advisor to provide the desired level of services to us and our stockholders.

Our Relationship with KBS Capital Markets Group. On November 20, 2009, upon the launch of our public offering, we entered into the dealer manager agreement with our dealer manager, which was amended on May 17, 2010. On August 9, 2011, we entered into a new agreement with our dealer manager. Pursuant to the agreements, KBS Capital Markets Group was entitled to receive selling commissions and dealer manager fees of up to 9.5% of the gross proceeds of our primary offering (no selling commissions or dealer manager fees are payable with respect to sales under the dividend reinvestment plan). All or a portion of the selling commissions were not charged with regard to shares sold to certain categories of purchasers. A reduced dealer manager fee was payable with respect to certain volume discount sales. The dealer manager reallowed 100% of selling commissions to broker-dealers participating in the public offering. From its dealer manager fee, KBS Capital Markets Group could reallow to any participating broker-dealer up to 1.0% of the gross offering proceeds attributable to that participating broker-dealer as a marketing fee (in special cases, the dealer manager had the option to increase the amount of this reallowance). No sales commission or dealer manager fee was or is paid with respect to shares issued through our dividend reinvestment plan. From January 1, 2012 through February 28, 2013, we incurred selling commissions of $20.7 million, all of which was reallowed to participating broker-dealers. From January 1, 2012 through February 28, 2013, we incurred dealer manager fees of $10.5 million, of which $3.6 million was reallowed to participating broker-dealers.

In connection with our primary offering, we reimbursed our dealer manager for underwriting compensation, provided that within 30 days after the end of the month in which our primary offering terminated, KBS Capital Markets Group was required to reimburse us to the extent that our reimbursements caused total underwriting compensation for our primary offering to exceed 10% of the gross offering proceeds from such offering. We also paid directly or reimbursed KBS Capital Markets Group for bona fide invoiced due diligence expenses of broker dealers. However, no reimbursements we made to our dealer manager were allowed to cause the total organization and offering expenses we incurred (including selling commissions, dealer manager fees and all other items of organization and offering expenses) to exceed 15% of the aggregate gross proceeds from our primary offering and the offering under our dividend reinvestment plan as of the date of reimbursement. From

January 1, 2012 through February 28, 2013, our dealer manager sought reimbursement for $1.4 million in expenses, all of which had been paid as of February 28, 2012.

In addition, on April 16, 2012, we entered into a fee reimbursement agreement (the “AIP Reimbursement Agreement”) with our dealer manager pursuant to which we agreed to reimburse our dealer manager for certain fees and expenses it incurs for administering our participation in the DTCC Alternative Investment Product Platform with respect to certain accounts of our investors serviced through the platform. From January 1, 2012 through February 28, 2013, we incurred and paid $1,000 of costs and expenses related to the AIP Reimbursement Agreement.

We ceased offering shares of common stock in our primary initial public offering on November 20, 2012. We continue to offer shares under our dividend reinvestment plan.

The conflicts committee believes that these arrangements with our dealer manager are fair. We believe that the compensation paid to our dealer manager maximized the likelihood that we will be able to achieve our goal of acquiring a large, diversified portfolio of real estate and real estate-related investments.

Other Transactions. On May 18, 2012, we made an $8.0 million investment in a joint venture in which KBS Real Estate Investment Trust, Inc. (“KBS REIT I”) indirectly owns a participation interest through another joint venture investment. The conflicts committee, composed of all of our independent directors, approved this investment. For more information, see our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC. The conflicts committee believes that this transaction was fair.

Currently Proposed Transactions. There are no currently proposed material transactions with related persons other than those covered by the terms of the agreements described above.

The conflicts committee has determined that the policies set forth in this Report of the Conflicts Committee are in the best interests of our stockholders because they provide us with the highest likelihood of achieving our investment objectives.

April 9, 2013	The Conflicts Committee of the Board of Directors:
Eric J. Smith (Chairman), Michael L. Meyer and William M. Petak

Nomination of Directors

General

We do not have a standing nominating committee. Unless otherwise provided by Maryland law, the board of directors is responsible for selecting its own nominees and recommending them for election by the stockholders, provided that the conflicts committee is responsible for identifying and nominating replacements for vacancies among our independent director positions. Unless filled by a vote of the stockholders as permitted by the Maryland General Corporation Law, a vacancy that results from the removal of a director will be filled by a vote of a majority of the remaining directors. Any vacancy on the board of directors for any other cause will be filled by a vote of a majority of the remaining directors, even if such majority vote is less than a quorum. The board of directors believes that the primary reason for creating a standing nominating committee is to ensure that candidates for independent director positions can be identified and their qualifications assessed under a process free from conflicts of interest with us. Because nominations for vacancies in independent director positions are handled exclusively by a committee composed only of independent directors, the board of directors has determined that the creation of a standing nominating committee is not necessary. We do not have a charter that governs the director nomination process.

Board Membership Criteria

With respect to filling vacancies for independent director positions, the conflicts committee reviews the appropriate experience, skills and characteristics required of directors in the context of the then-current membership of the board of directors. The full board of directors annually conducts a similar review with respect to all director nominations. This assessment includes, in the context of the perceived needs of the board of directors at that time, issues of knowledge, experience, judgment and skills, such as an understanding of the real estate and real estate finance industries or accounting or financial management expertise. The board of directors seeks to nominate directors with diverse backgrounds, experiences and skill sets that complement each other so as to maximize the collective knowledge, experience, judgment and skills of the entire board of directors. The board of directors assesses its effectiveness in achieving this goal annually, in part, by reviewing the diversity of the skill sets of the directors and determining whether there are any deficiencies in the board of directors’ collective skill set that should be addressed in the nominating process. The board of directors made such an assessment in connection with director nominations for the 2013 annual stockholders’ meeting and determined that the composition of the current board of directors satisfies its diversity objectives.

Other considerations in director nominations include the candidate’s independence from conflict with us and the ability of the candidate to attend board meetings regularly and to devote an appropriate amount of time in preparation for those meetings. It also is expected that independent directors nominated by the conflicts committee will be individuals who possess a reputation and hold positions or affiliations befitting a director of a large publicly held company and who are actively engaged in their occupations or professions or are otherwise regularly involved in the business, professional or academic community. Moreover, as required by our charter, at least one of our independent directors must have at least three years of relevant real estate experience, and each director who is not an independent director must have at least three years of relevant experience demonstrating the knowledge and experience required to successfully acquire and manage the type of assets we acquire and manage.

Selection of Directors

Unless otherwise provided by Maryland law, the board of directors is responsible for selecting its own nominees and recommending them for election by the stockholders, provided that the conflicts committee must nominate replacements for any vacancies among the independent director positions. All director nominees stand for election by the stockholders annually.

In nominating candidates for the board of directors, the board of directors (or the conflicts committee, as appropriate) solicits candidate recommendations from its own members and management of KBS Capital Advisors. The board of directors and the conflicts committee may also engage the services of a search firm to assist in identifying potential director nominees.

The board of directors and the conflicts committee will consider recommendations made by stockholders for director nominees who meet the established director criteria set forth above. In order to be considered for nomination, recommendations made by stockholders must be submitted within the timeframe required to request a proposal to be included in the proxy materials. See “Stockholder Proposals” below. In evaluating the persons recommended as potential directors, the board of directors (or the conflicts committee, as appropriate) will consider each candidate without regard to the source of the recommendation and take into account those factors that they determine are relevant. Stockholders may directly nominate potential directors (without the recommendation of the board of directors or conflicts committee) by satisfying the procedural requirements for such nomination as provided in Article II, Section 2.12 of our Bylaws. Any stockholder may request a copy of our Bylaws free of charge by calling 1-866-584-1381 and selecting “Option 2”.

Stockholder Communications with the Board of Directors

We have established a procedure for stockholders to communicate comments and concerns to the board of directors. Stockholders may contact the board of directors at the following address:

Board of Directors of KBS Strategic Opportunity REIT, Inc.

620 Newport Center Drive, Suite 1300

Newport Beach, California 92660

Stockholders should report any complaints or concerns regarding (1) suspected violations or concerns as to compliance with laws, regulations, our Code of Conduct and Ethics or other suspected wrongdoings affecting us or our properties or assets, or (2) any complaints or concerns regarding our accounting, internal accounting controls, auditing matters, or any concerns regarding any questionable accounting or auditing matters affecting us. Stockholders should report any suspected violations or other complaints or concerns by any of the following means:

—	Via the Internet at http://kbssor.ethicspoint.com;
—	By calling the toll free Ethics Hotline at 1-888-329-6414; or
—	By mailing a description of the suspected violation or concern to:

Audit Committee Chair

c/o KBS Strategic Opportunity REIT, Inc.

620 Newport Center Drive, Suite 1300

Newport Beach, CA 92660

Reports made via the Ethics Hotline will be sent to an internal audit representative and at least one of the company’s independent directors, provided that no person named in the report will receive the report directly.

Stockholders can also communicate directly with the Chairman of the Board at the annual meeting. Although we do not have a policy regarding the attendance of directors at annual meetings of stockholders, we expect that the Chairman of the Board will be present at all such meetings. All of the directors, with the exception of Keith D. Hall, were present at the 2012 annual meeting of stockholders.

Executive Officers and Directors

We have provided below certain information about our executive officers and directors. All of our directors have terms expiring on the date of the 2013 annual meeting and are being nominated for re-election to serve until the 2014 annual meeting and until his or her successor is elected and qualified.

Name(1)	Position(s)	Age(2)	Year First Became a Director
Keith D. Hall	Chief Executive Officer and Director	54	2008
Peter McMillan III	Chairman of the Board, President and Director	55	2008
David E. Snyder	Chief Financial Officer, Treasurer, and Secretary	42	N/A
Stacie K. Yamane	Chief Accounting Officer	48	N/A
Michael L. Meyer	Independent Director	74	2009
William M. Petak	Independent Director	51	2009
Eric J. Smith	Independent Director	55	2009

(1) The address of each named beneficial owner is 620 Newport Center Drive, Suite 1300, Newport Beach, California 92660.

(2) As of March 1, 2013.

Keith D. Hall is our Chief Executive Officer and one of our directors, positions he has held since December 2008 and October 2008, respectively. He is also an Executive Vice President of KBS REIT I, KBS Real Estate Investment Trust II, Inc. (“KBS REIT II”), and KBS Real Estate Investment Trust III, Inc. (“KBS REIT III”), positions he has held for these entities since June 2005, August 2007, and January 2010, respectively. In addition, Mr. Hall is a sponsor of our company, KBS REIT I, KBS REIT II, KBS REIT III and KBS Legacy Partners Apartment REIT, Inc. (“KBS Legacy Partners Apartment REIT”), which were formed in 2008, 2005, 2007, 2009 and 2009, respectively. Mr. Hall owns and controls a 50% interest in GKP Holding LLC. GKP Holding owns a 33 1/3% interest in KBS Holdings LLC, which is the sole owner of our advisor and our dealer manager. All four of our sponsors, Messrs. Bren, Hall, McMillan and Schreiber, actively participate in the management and operations of our advisor. Mr. Hall is also a member of the investment committee formed by our advisor to evaluate and authorize new investment opportunities for us.

Mr. Hall is a co-founder of Willowbrook Capital Group, LLC. Prior to forming Willowbrook in 2000, Mr. Hall was a Managing Director at CS First Boston, where he managed the distribution strategy and business development for the Principal Transaction Group’s $18.0 billion real estate securities portfolio. Mr. Hall’s two primary business unit responsibilities were Mezzanine Lending and Commercial Real Estate Development. Before joining CS First Boston in 1996, he served as a Director in the Real Estate Products Group at Nomura Securities, with responsibility for the company’s $6.0 billion annual pipeline of fixed-income, commercial mortgage-backed securities. During the 1980s, Mr. Hall was a Senior Vice President in the High Yield Department of Drexel Burnham Lambert’s Beverly Hills office, where he was responsible for distribution of the group’s high-yield real estate securities. Mr. Hall received a Bachelor of Arts Degree with honors in Finance from California State University, Sacramento.

The board of directors has concluded that Mr. Hall is qualified to serve as one of our directors for reasons including his expertise in the real estate finance markets and his expertise with real estate-related investments. With over 28 years of experience investing in and managing real estate-related investments, Mr. Hall has the depth and breadth of experience to implement our business strategy. As an executive officer and principal of our advisor, Mr. Hall is able to direct the board of directors to the critical issues facing our company.

Peter McMillan III is our President and the Chairman of the Board and one of our directors, positions he has held since December 2008. He is also an Executive Vice President, Treasurer, Secretary and a director of KBS REIT I, KBS REIT II, and KBS REIT III, and an Executive Vice President of KBS Legacy Partners Apartment REIT, positions he has held for these entities since June 2005, August 2007, January 2010 and August 2009, respectively. In addition, Mr. McMillan is a sponsor of our company, KBS REIT I, KBS REIT II, KBS REIT III and KBS Legacy Partners Apartment REIT, which were formed in 2008, 2005, 2007, 2009 and 2009, respectively. Mr. McMillan owns and controls a 50% interest in GKP Holding LLC. GKP Holding owns a 33 1/3% interest in KBS Holdings LLC, which is the sole owner of our advisor and the owner of our dealer manager. All four of our sponsors, Messrs. Bren, Hall, McMillan and Schreiber, actively participate in the management and operations of our advisor. Mr. McMillan is also a member of the investment committee formed by our advisor to evaluate and authorize new investment opportunities for us.

Mr. McMillan is a co-founder and the Managing Partner of Willowbrook Capital Group, LLC. Prior to forming Willowbrook in 2000, Mr. McMillan served as an Executive Vice President and Chief Investment Officer of SunAmerica Investments, Inc., which was later acquired by AIG. As Chief Investment Officer, he was responsible for over $75.0 billion in assets, including residential and commercial mortgage-backed securities, public and private investment grade and non-investment grade corporate bonds and commercial mortgage loans and real estate investments. Before joining SunAmerica in 1989, he served as Assistant Vice President for Aetna Life Insurance and Annuity Company with responsibility for the company’s $6.0 billion fixed income portfolios. Mr. McMillan received his Master of Business Administration in Finance from the Wharton Graduate School of Business at the University of Pennsylvania and his Bachelor of Arts Degree with honors in Economics from Clark University. Mr. McMillan is a director of TCW/ Metropolitan West Funds and is a former director of Steinway Musical Instruments, Inc.

The board of directors has concluded that Mr. McMillan is qualified to serve as one of our directors and the Chairman of the Board for reasons including his expertise in real estate finance and with real estate-related investments. With over 30 years of experience investing in and managing real estate-related debt investments, Mr. McMillan offers insights and perspective with respect to our real estate-related investment portfolio as well as our real estate portfolio. As one of our executive officers and a principal of our advisor, Mr. McMillan is also able to direct the board of directors to the critical issues facing our company. Further, his experiences as a director of KBS REIT I, KBS REIT II, KBS REIT III and TCW/Metropolitan West Funds, and as a former director of Steinway Musical Instruments, Inc., provide him with an understanding of the requirements of serving on a public company board and qualify him to serve as the chairman of the board of directors.

David E. Snyder is our Chief Financial Officer, Treasurer and Secretary, positions he has held since December 2008. He is the Chief Financial Officer of our advisor, KBS REIT I, KBS REIT II and KBS REIT III, positions he has held for these entities since November 2008, December 2008, December 2008 and January 2010, respectively. He is also the Chief Financial Officer, Treasurer and Secretary of KBS Legacy Partners Apartment REIT, positions he has held since August 2009.

From January 1998 to May 2008, Mr. Snyder worked for Nationwide Health Properties, Inc., a real estate investment trust specializing in healthcare related property. He served as the Vice President and Controller from July

2005 to February 2008 and Controller from January 1998 to July 2005. At Nationwide Health Properties, Mr. Snyder was responsible for internal and external financial reporting, Sarbanes-Oxley compliance, budgeting, debt compliance, negotiation and documentation of debt and equity financing and the negotiation of acquisition and leasing documentation. In addition, Mr. Snyder was part of the senior management team that approved investments, determined appropriate financing and developed strategic goals and plans. As part of his investment and financing responsibilities, Mr. Snyder participated in the origination, modification and refinancing of: mortgage loans made to customers, mortgages obtained on real estate and unsecured credit facilities.

Mr. Snyder was an adjunct accounting professor at Biola University from 1998 to 2005, teaching courses in auditing and accounting. He was the director of financial reporting at Regency Health Services, Inc., a skilled nursing provider, from November 1996 to December 1997. From October 1993 to October 1996, Mr. Snyder worked for Arthur Andersen LLP. Mr. Snyder received a Bachelor of Science Degree in Business Administration with an emphasis in Accounting from Biola University in La Mirada, California. Mr. Snyder is a Certified Public Accountant (California).

Stacie K. Yamane is our Chief Accounting Officer, a position she has held since August 2009. Ms. Yamane is also the Chief Accounting Officer, Portfolio Accounting of our advisor and Chief Accounting Officer of KBS REIT I, KBS REIT II, KBS REIT III and KBS Legacy Partners Apartment REIT, positions she has held for these entities since October 2008, October 2008, October 2008, January 2010 and August 2009, respectively. From July 2007 until December 2008, Ms. Yamane served as the Chief Financial Officer and from July 2007 to October 2008 she served as Controller of KBS REIT II; from October 2004 to October 2008, she served as Fund Controller of our advisor; from June 2005 to December 2008 she served as Chief Financial Officer of KBS REIT I; and from June 2005 to October 2008 she served as Controller of KBS REIT I.

Ms. Yamane also serves as Senior Vice President/Controller, Portfolio Accounting for KBS Realty Advisors LLC, a position she has held since 2004. She served as a Vice President/Portfolio Accounting with KBS-affiliated investment advisors from 1995 to 2004. At KBS Realty Advisors, Ms. Yamane is responsible for client accounting/ reporting for two real estate portfolios. These portfolios consist of industrial, office and retail properties as well as land parcels. Ms. Yamane works closely with portfolio managers, asset managers, property managers and clients to ensure the completion of timely and accurate accounting, budgeting and financial reporting. In addition, she assists in the supervision and management of KBS Realty Advisors’ accounting department.

Prior to joining an affiliate of KBS Realty Advisors in 1995, Ms. Yamane was an audit manager at Kenneth Leventhal & Company, a CPA firm specializing in real estate. During her eight years at Kenneth Leventhal & Company, Ms. Yamane performed or supervised a variety of auditing, accounting and consulting engagements including the audit of financial statements presented in accordance with GAAP, as well as financial statements presented on a cash and tax basis, the valuation of asset portfolios and the review and analysis of internal control systems. Her experiences with various KBS-affiliated entities and Kenneth Leventhal & Company give her over 25 years of real estate experience.

Ms. Yamane received a Bachelor of Arts Degree in Business Administration with a dual concentration in Accounting and Management Information Systems from California State University, Fullerton. She is a Certified Public Accountant (inactive California).

Michael L. Meyer is one of our independent directors and is the chairman of the audit committee, a position he has held since October 2009. He is also an independent director and the chairman of the audit committee of KBS Legacy Partners Apartment REIT, positions he has held since January 2010. Mr. Meyer is a private real estate investor and since 1999 has been the Chief Executive Officer of the Michael L. Meyer Company. The Michael L. Meyer Company is a principal and/or manager of real estate entities and provides those entities with property acquisition, financing and management services and advice. Since June 2006, Mr. Meyer also has been a principal of TwinRock Partners, LLC (formerly known as AMG Realty Investors, LLC), a commercial and residential real estate investment company. From 2000 to 2003, Mr. Meyer was a principal in Advantage 4 LLC, a provider of telecommunications systems for real estate projects. From 1999 to 2003, Mr. Meyer was also a principal of Pacific Capital Investors, which acquired non-performing loans secured by real estate in Japan. From 1974 to 1998, Mr. Meyer was Managing Partner-Orange County and Audit Partner of the E&Y Kenneth Leventhal Real Estate Group of Ernst & Young LLP and its predecessor. Mr. Meyer is a director and member of the audit committee of Opus Bank and is a director and chairman of the audit committee of Paladin Realty Income Properties, Inc., positions he has held for these entities since September 2010 and February 2004, respectively. Additionally, Mr. Meyer served as a director and member of the audit committee of City National Bank and City National Corporation, positions he held for these entities from July 1999 to April 2010.

Mr. Meyer was inducted into the California Building Industry Foundation Hall of Fame in June of 1999 for outstanding achievements in the real estate industry and community. Mr. Meyer was also the recipient of the University of California Irvine Graduate School of Management Real Estate Program Lifetime Achievement Award. Mr. Meyer received a Bachelors of Business Administration from the University of Iowa. He is a Certified Public Accountant (inactive California).

The board of directors has concluded that Mr. Meyer is qualified to serve as one of our independent directors and the chairman of our audit committee for reasons including his expertise with respect to commercial real estate investments and accounting and financial reporting matters. Mr. Meyer has over 12 years of experience investing in commercial real estate and providing commercial real estate acquisition, financing and management services and advice. In addition, with 35 years of experience as an independent Certified Public Accountant or auditor for real estate companies, Mr. Meyer provides our board of directors with substantial expertise regarding real estate accounting and financial reporting matters. Further, Mr. Meyer’s experience as a director and chair of the audit committee of Paladin Realty Income Properties, Inc. and KBS Legacy Partners Apartment REIT and as a director and member of the audit committee of Opus Bank, City National Bank and City National Corporation provide him with an understanding of the requirements of serving on a public company board of directors.

William M. Petak is one of our independent directors, a position he has held since October 2009. Since April 2009, Mr. Petak has served as the Managing Principal of CorAmerica Capital LLC, a commercial real estate loan investment manager. CorAmerica Capital was established to acquire discounted performing mortgage and real estate-related assets as well as originate new real estate investments. Mr. Petak has over 28 years of experience in the real estate industry and 22 years of experience investing in real estate-related debt investments. From January 2005 to April 2009, Mr. Petak served as Senior Vice President and Director for AIG Mortgage Capital, LLC, a subsidiary of American International Group, Inc. (AIG). Mr. Petak also served as National Head of Mortgage Lending and Real Estate for the retirement services company, SunAmerica, Inc., from January 1999 to August 2001, and served as Managing Director for AIG Investments, Inc. as well as National Head of Mortgage Lending and Real Estate for both SunAmerica and the life insurance company American General from August 2001 to April 2009. Both SunAmerica and American General were acquired by AIG in 1999 and 2001, respectively, and were managed on a mutually exclusive basis. Mr. Petak joined AIG with the merger of SunAmerica with AIG in 1999. Ultimately, Mr. Petak was responsible for AIG Mortgage Capital’s regulated insurance portfolios’ fixed income real estate investments nationwide. He served on both the Securitized Products Group Committee and Global Asset Allocation Committee for the regulated insurance companies of AIG.

Prior to joining AIG in 1999, Mr. Petak was SunAmerica Investments’ Senior Vice President. Mr. Petak was responsible for SunAmerica’s national mortgage lending and real estate investments as well as its leveraged lease real estate acquisitions. From 1996 to 2007, Mr. Petak served as a Loan Committee member and as a member of the board of directors for GreenPark Financial, one of the nation’s largest Fannie Mae DUS lenders. From 1983 to 1989, he worked with Pacific Financial Group, a privately held Beverly Hills real estate investment company, as Vice President of Acquisitions.

Mr. Petak is a graduate of the University of Southern California with a Bachelor of Science in Finance and Business Economics. He is a member of the Mortgage Bankers Association, the Commercial Mortgage Securities Association, a member of the Life Mortgage & Real Estate Officer Council and is a founding member of the Board for the Richard S. Ziman Center for Real Estate at UCLA and currently serves as its Chairman.

The board of directors has concluded that Mr. Petak is qualified to serve as one of our independent directors for reasons including his expertise in the real estate finance markets. With over 28 years of experience in the real estate industry and 22 years of experience investing in real estate-related debt, Mr. Petak offers insights and perspective with respect to our investment portfolio. Further, as a member of the Mortgage Bankers Association, the Commercial Mortgage Securities Association, and the Life Mortgage & Real Estate Officer Council, and a founding member and current Chairman of the Board for the Richard S. Ziman Center for Real Estate at UCLA, Mr. Petak is regularly and actively engaged in both the professional and academic community.

Eric J. Smith is one of our independent directors and is the chairman of our conflicts committee, positions he has held since October 2009. Mr. Smith has over 27 years of experience in the real estate finance industry. From March 2012 to January 2013, Mr. Smith served as Managing Director—Sales for Loan Value Group, a firm that works with holders of residential mortgage risk to reduce their exposure to borrower strategic default. From 1985 to 2009, Mr. Smith was employed by the Credit Suisse Group and its predecessor firms. From September 2004 to February 2009, he was the Managing Director, Fixed Income Sales for the Securitized Products unit. From 2002 to September 2004, he was Managing Director and San Francisco Branch Manager, Fixed Income Sales. From 1998 to 2002, he was Director, Fixed Income Sales. From 1985 to 1998, he was Vice President, Fixed Income Sales. While at Credit Suisse and its predecessor firms, he was responsible for the acquisition and disposition of residential and commercial whole loans, public and private investment grade and non-investment grade residential and commercial mortgage-backed securities and CDOs. He also executed trades in U.S. government securities, asset-backed securities, corporate bonds and repurchase lending. Prior to working for Credit Suisse and its predecessor firms, Mr. Smith was with Farmer’s Savings as a regional director for real estate mortgage acquisitions and with Wells Fargo Mortgage as a Vice President in their Secondary Mortgage Division. Mr. Smith received a Bachelor of Science in Finance from California State University Sacramento.

The board of directors has concluded that Mr. Smith is qualified to serve as one of our independent directors and the chairman of our conflicts committee for reasons including his expertise in the real estate finance markets. Mr. Smith has experience with a broad range of debt-related investments, including residential and commercial whole loans, public and private investment grade and non-investment grade residential and commercial mortgage-backed securities, U.S. government securities, asset-backed securities and repurchase lending. With over 27 years of experience in the real estate finance industry, Mr. Smith’s knowledge and expertise of the real estate finance market complements that of the other board members.

Compensation of Executive Officers

Our executive officers do not receive compensation directly from us for services rendered to us. Our executive officers are officers and/or employees of, or hold an indirect ownership interest in our advisor, and/or its affiliates, and our executive officers are compensated by these entities, in part, for their services to us. See “Report of the Conflicts Committee – Certain Transactions with Related Persons” for a discussion of the fees paid to our advisor and its affiliates.

Compensation of Directors

If a director is also one of our executive officers, we do not pay any compensation to that person for services rendered as a director. The amount and form of compensation payable to our independent directors for their service to us is determined by the conflicts committee, based upon recommendations from our advisor. Two of our executive officers, Messrs. Hall and McMillan, manage and control our advisor, and through our advisor, they are involved in recommending and setting the compensation to be paid to our independent directors.

We have provided below certain information regarding compensation earned by or paid to our directors during fiscal year 2012.

Name	Fees Earned or Paid in Cash in 2012 (1)	All Other Compensation	Total
Michael L. Meyer	$94,837	$–	$94,837
William M. Petak	91,837	–	91,837
Eric J. Smith	101,837	–	101,837
Keith D. Hall(2)	–	–	–
Peter McMillan III(2)	–	–	–

(1)

Fees Earned or Paid in Cash include fees earned in (i) 2011 but paid or reimbursed in the first quarter of 2012 as follows: Mr. Meyer $5,337; Mr. Petak $5,337; and Mr. Smith $6,337; and (ii) 2012 and paid or to be paid in 2013 as follows: Mr. Meyer $5,333; Mr. Petak $5,333; and Mr. Smith $6,333.

(2)	Directors who are also our executive officers do not receive compensation for services rendered as a director.

Cash Compensation

We compensate each of our independent directors with an annual retainer of $40,000. In addition, we pay our independent directors for attending board and committee meetings as follows:

—	$2,500 for each board meeting attended;
—	$2,500 for each committee meeting attended (except that the committee chairman is paid $3,000 for each committee meeting attended);
—	$2,000 for each teleconference meeting of the board; and
—	$2,000 for each teleconference meeting of any committee (except that the committee chairman is paid $3,000 for each teleconference committee meeting attended).

All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors.

STOCK OWNERSHIP

The following table shows, as of April 10, 2013 the amount of our common stock beneficially owned (unless otherwise indicated) by (1) any person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (2) our directors, (3) our executive officers, and (4) all of our directors and executive officers as a group.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of all Shares

KBS Capital Advisors LLC	20,000(3)	*

Keith D. Hall, Chief Executive Officer and Director	307,411(3)(4)	*

Peter McMillan III, Chairman of the Board, President and Director	307,411(3)(4)	*

David E. Snyder, Chief Financial Officer, Treasurer and Secretary	–	–

Stacie K. Yamane, Chief Accounting Officer	–	–

Michael L. Meyer, Independent Director	–	–

William M. Petak, Independent Director	–	–

Eric J. Smith, Independent Director	–	–

All directors and executive officers as a group	307,411(3)(4)	*

*	Less than 1% of the outstanding common stock.

(1)	The address of each named beneficial owner is c/o KBS Strategic Opportunity REIT, Inc., 620 Newport Center Drive, Suite 1300, Newport Beach, California 92660.

(2)	None of the shares is pledged as security.

(3)	Includes 20,000 shares owned by KBS Capital Advisors, which is indirectly owned and controlled by Peter M. Bren, Keith D. Hall, Peter McMillan III and Charles J. Schreiber, Jr.

(4)	Includes 287,441 shares owned by Willowbrook Capital Group LLC, which is directly owned and controlled by Peter McMillan III and Keith D. Hall.

Section 16(a) Beneficial Ownership Reporting Compliance

Under U.S. securities laws, directors, executive officers, and any persons beneficially owning more than 10% of our common stock are required to report their initial ownership of the common stock and most changes in that ownership to the SEC. The SEC has designated specific due dates for these reports, and we are required to identify in this proxy statement those persons who did not file these reports when due. Based solely on our review of copies of the reports filed with the SEC and written representations of our directors and executive officers, we believe all persons subject to the Section 16 reporting requirements filed the reports on a timely basis in 2012.

PROPOSAL 1. ELECTION OF DIRECTORS

At the annual meeting, you and the other stockholders will vote on the election of all five members of the board of directors. Those persons elected will serve as directors until the 2014 annual meeting and until their successors are duly elected and qualified. The board of directors has nominated the following people for re-election as directors:

— Keith D. Hall	— Peter McMillan III
— Michael L. Meyer	— William M. Petak
— Eric J. Smith

Each of the nominees for director is a current director. Detailed information on each nominee is provided on pages 16 through 20.

Vote Required

Under our charter, a majority of the shares present in person or by proxy at an annual meeting at which a quorum is present is required for the election of the directors. This means that, of the shares present in person or by proxy at an annual meeting, a director nominee needs to receive affirmative votes from a majority of such shares in order to be elected to the board of directors. Because of this majority vote requirement, “withhold” votes and broker non-votes will have the effect of a vote against each nominee for director. If an incumbent director nominee fails to receive the required number of votes for reelection, then under Maryland law, he or she will continue to serve as a “holdover” director until his or her successor is duly elected and qualified.

The appointed proxies will vote your shares of common stock as you instruct. If you submit a proxy card with no further instructions, the appointed proxies will vote your shares FOR all of the director nominees listed above. If any nominee becomes unable or unwilling to stand for re-election, the board of directors may reduce its size or designate a substitute. If a substitute is designated, proxies voting on the original nominee will be cast for the substituted nominee.

Whether you plan to attend the meeting and vote in person or not, we urge you to have your vote recorded. Stockholders have the following three options for submitting their votes by proxy: (1) via the Internet, (2) by telephone or (3) by mail, using the enclosed proxy card. YOUR VOTE IS VERY IMPORTANT! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ALL

NOMINEES LISTED FOR REELECTION AS DIRECTORS.

PROPOSAL 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

At the annual meeting, you and the other stockholders will vote on the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2013.

The audit committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2013.

The audit committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm. In making its determination regarding whether to appoint or retain a particular independent registered public accounting firm, the audit committee takes into account the opinions of management and our internal auditors in assessing the independent registered public accounting firm’s qualifications, performance and independence. Notwithstanding its appointment of Ernst & Young LLP, the audit committee may, however, select new auditors at any time in the future in its discretion if it deems such decision to be in our best interests. If the appointment of Ernst & Young LLP is not ratified by our stockholders, the audit committee may consider whether it should appoint another independent registered public accounting firm.

During the year ended December 31, 2012, Ernst & Young LLP served as our independent registered public accounting firm and provided certain tax and other services. Ernst & Young LLP has served as our independent registered public accounting firm since our formation. We expect that Ernst & Young LLP representatives will be present at the annual meeting and they will have the opportunity to make a statement if they desire to do so. In addition, we expect that the Ernst & Young LLP representatives will be available to respond to appropriate questions posed by stockholders.

Vote Required

Under our bylaws, a majority of the votes cast at the annual meeting at which a quorum is present is required for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2013. Abstentions and broker non-votes will not count as votes actually cast with respect to determining if a majority vote is obtained under our bylaws and will have no effect on the determination of this proposal.

The appointed proxies will vote your shares of common stock as you instruct. If you submit a proxy card with no further instructions, the appointed proxies will vote your shares FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2013.

Whether you plan to attend the meeting and vote in person or not, we urge you to have your vote recorded. Stockholders have the following three options for submitting their votes by proxy: (1) via the Internet, (2) by telephone or (3) by mail, using the enclosed proxy card. YOUR VOTE IS VERY IMPORTANT! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE

“FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

STOCKHOLDER PROPOSALS

Any proposals by stockholders for inclusion in proxy solicitation material for the next annual meeting must be received by our secretary, David E. Snyder, at our executive offices no later than December 25, 2013. However, if we hold the annual meeting before June 8, 2014 or after August 7, 2014, stockholders must submit proposals for inclusion in our 2014 proxy statement within a reasonable time before we begin to print our proxy materials. The mailing address of our executive offices is 620 Newport Center Drive, Suite 1300, Newport Beach, California 92660. If a stockholder wishes to present a proposal at the 2014 annual meeting, whether or not the proposal is intended to be included in the 2014 proxy materials, our bylaws require that the stockholder give advance written notice to our secretary by January 24, 2014.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in accordance with the discretion of the proxy holder.

C/O DST SYSTEMS, INC. PO BOX 219015 KANSAS CITY, MO 64121

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. If you vote by Internet you do not have to return your proxy card.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. If you vote by phone you do not have to return your proxy card.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M59250-P38522	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KBS STRATEGIC OPPORTUNITY REIT, INC.	For All	Withhold All	For All Except	*To Withhold authority to vote for any individual nominee(s), mark the “For All Except” box and write the number of the nominee(s) on the line below
The Board of Directors recommends a vote FOR all nominees listed in Proposal 1.	☐	☐	☐
1.	Election of Directors
01) Hall
02) McMillan
03) Meyer
04) Petak
05) Smith
The Board of Directors recommends a vote FOR Proposal 2 as described in the proxy statement.
					For	Against	Abstain
2.	The ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the year ending December 31, 2013.				☐	☐	☐

Please sign exactly as your name appears on this proxy card. When shares of common stock are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by general partner or other authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

KBS STRATEGIC OPPORTUNITY REIT, INC.

Monday, July 8, 2013

9:00 a.m. (PDT)

At

The Island Hotel

690 Newport Center Drive

Newport Beach, California 92660

Your Vote is Important!

FOLD HERE BEFORE INSERTING INTO RETURN ENVELOPE

— — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — —

M59251-P38522

KBS Strategic Opportunity REIT, Inc.

620 NEWPORT CENTER DRIVE • SUITE 1300 • NEWPORT BEACH • CALIFORNIA 92660

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder hereby appoints Keith D. Hall, Peter McMillan III, David E. Snyder and Stacie K. Yamane, and each of them, as proxy and attorney-in-fact, each with the power to appoint his or her substitute, on behalf and in the name of the undersigned, to represent the undersigned at the annual meeting of stockholders of KBS STRATEGIC OPPORTUNITY REIT, INC. to be held on July 8, 2013, and at any adjournments thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if personally present, as indicated on the reverse side of this card. The undersigned acknowledges receipt of the notice of annual meeting of stockholders, the proxy statement and the annual report.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” all nominees listed in proposal 1 and “FOR” proposal 2. The proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in their discretion, including, but not limited to, the power and authority to adjourn the meeting to a date not more than 120 days after the record date in the event that a quorum is not obtained by the July 8, 2013 meeting date.

Your vote is not cast automatically for you. We encourage you to cast your vote promptly, which will help minimize any additional cost associated with soliciting votes.

Read Enclosed Materials
Enclosed is the following information for the KBS Strategic Opportunity REIT, Inc. Annual Meeting of Stockholders:
• 2012 Annual Report
• Proxy Statement that describes the proposals to be voted upon
• Proxy card for each registration*

* You may have more than one proxy card included in your packet because you have multiple registrations. Please be sure to vote all proxies in your packet.

Complete the Proxy Card and Return by Mail
On the proxy card, cast your vote on the proposals and sign and return it in the postage-paid envelope provided. Please note, all parties must sign.

or Vote by Telephone*
Call (800) 690-6903 using a touch-tone telephone and follow the simple, recorded instructions. Your control number is located on the proxy card.

or Vote by Internet*

Visit www.proxyvote.com and follow the online instructions to cast your vote. Your control number is located on the proxy card.

* If you voted by telephone or the Internet, you do not need to mail back the proxy card.

For Assistance
If you have any questions or need assistance with completing your proxy card, please call our proxy solicitor, Broadridge Financial Solutions, Inc., at (877) 721-8341.

Thank you!

We appreciate your participation and support. Again, please be sure to vote!